SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 2, 2005

                                CorVu Corporation
             (Exact name of Registrant as Specified in its Charter)

                                    Minnesota
                 (State or Other Jurisdiction of Incorporation)

         0-29299                                        41-1457090
(Commission File Number)                     (IRS Employer Identification No.)

                              3400 West 66th Street
                             Edina, Minnesota 55435
              (Address of Principal Executive Offices and Zip Code)

                                 (952) 944-7777
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

      On February 2, 2005, CorVu Corporation (the "Company") and ComVest Investment Partners II LLC ("ComVest") signed an amended and restated term sheet for a $6.5 million financing transaction that amends the terms and provisions included in a term sheet executed by the Parties on December 20, 2004. The amended and restated term sheet is non-binding and the closing of the transactions provided for in the term sheet is contingent upon several conditions, not all of which are described herein. No assurance can be given that the transaction will be consummated under the terms and conditions set forth in the amended and restated term sheet or at all.

      The financing shall consist of (i) an equity investment of $3,300,000 in exchange for 22,000,000 shares of the Company's common stock; (ii) a preferred stock and warrant investment of $1,700,000 in exchange for 17,000 shares of a Series C Convertible Preferred Stock ("Series C Preferred Stock") yet to be designated, plus five-year warrants to purchase up to 3,400,000 shares of the Company's common stock at an exercise price of $0.50 per share, and (iii) a secured loan in the principal amount of $1,500,000.

      Each share of Series C Preferred Stock will have a par value of $100 and will convert into 200 shares of the Company's common stock, subject to customary antidilution provisions. The Series C Preferred Stock will accrue cumulative quarterly dividends of $1.50 per share during the first year after issuance, $2.25 per share during the second year after issuance, and $3.00 per share during the third year after issuance. The Company will have the right to redeem Series C Preferred Stock at any time upon 10 business days prior written notice upon payment of $100 per share plus accumulated but unpaid dividends; holders of Series C Preferred Stock may elect to convert the stock at any time. Upon liquidation of the Company, each share of Series C Preferred Stock entitles its holder to receive an amount of $150, prior and in preference to holders of common stock and any other preferred stock.

      The loan will be secured by substantially all of the assets of the Company and shall rank senior to any existing or future indebtedness of the Company. The interest rate for the loan will be 6% during the first year of the loan, 9% during the second year and 12% for the third year. The loan becomes immediately due and payable upon the earlier of (i) 36 months from the date of issuance,
(ii) a merger or combination of the Company or a sale of all or substantially all of the assets of the Company, or (iii) the acquisition of more than 50% of the voting power or interest in the Company by a single entity or person.

      The Company will have the obligation to use 50% of any proceeds it may receive in the future upon the sale of certain equity or debt securities to redeem outstanding Series C Preferred Stock or retire the loan.

      At the closing of the transaction, ComVest will also receive warrants to purchase another 2,000,000 shares at $0.50; however, these warrants will become exercisable only if less than two ComVest designees are members of the Company's board of directors while ComVest owns more than 5,000,000 shares of the Company's common stock.

      All warrants will be subject to anti-dilution protection.

      Without ComVest's approval, the Company may not maintain a cash balance of less than $750,000.

      The Company will have to pay a cash fee of $240,000 to ComVest at closing. The closing of the financing is subject to ComVest finishing its due diligence of the Company and the parties reaching a final agreement that includes customary closing conditions. The Company is obligated to pay a financial advisory and structuring fee of $500,000 to ComVest, payable in cash or shares of the Company valued at $0.25 per share at ComVest's election, if the financing does not close on or before February 11, 2005 due to the Company's election not to proceed with the financing without cause or the Company's failure to proceed with the financing in good faith.

      Upon the closing of the financing transaction with ComVest, Delia MacIntosh, the spouse of the Company's Chief Executive Officer, will convert the remaining outstanding debt of the Company in the aggregate amount of approximately $400,000 into shares of common stock at the same terms as the common stock financing.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE ARRANGEMENT OF A REGISTRANT.

Item 1.01 is incorporated by reference herein.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CORVU CORPORATION


                                    By /s/ David C. Carlson
                                       -----------------------------------------
Date: February 4, 2005                 David C. Carlson
                                       Chief Financial Officer